CERTIFICATE OF AMENDMENT

to

ARTICLES OF INCORPORATION

of

GREY CLOAK TECH, INC.

The undersigned hereby certifies:

1.        The name of the Corporation is Grey Cloak Tech, Inc.

2.        The articles have been amended as follows:

“Article 3, Authorized Stock:

The corporation has the authority to issue Five Hundred Million (500,000,000) shares of common stock, par value $0.001 per share, and Seventy Five Million (75,000,000) shares of preferred stock, par value $0.001 per share.

Preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the authorized preferred stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3.        The votes by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 10,932,930 (63.7%) with respect to the increase in authorized common stock and 10,826,640 (63.1%) with respect to the authorization of preferred stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Articles of Incorporation on February 24, 2017.

/s/ Fred Covely
Fred Covely Chief Executive Officer